    As filed with the Securities and Exchange Commission on December 19, 2001

                                                Registration Number 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        THE MERIDIAN RESOURCE CORPORATION
             (Exact name of registrant as specified in its charter)

                TEXAS                                            76-0319553
   (State of other jurisdiction of                            (I.R.S. Employer
   incorporation or organization)                            Identification No.)

                         1401 ENCLAVE PARKWAY, SUITE 300
                              HOUSTON, TEXAS 77077
                                 (281) 597-7000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            MR. JOSEPH A. REEVES, JR.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                        THE MERIDIAN RESOURCE CORPORATION
                         1401 ENCLAVE PARKWAY, SUITE 300
                              HOUSTON, TEXAS 77077
                                 (281) 597-7000
(Name, address, including zip code, and telephone number including area code, of agent for service)

                                   Copies to:
                               CHARLES L. STRAUSS
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                            HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, subject to market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
             [ ] ______________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
   TITLE OF SHARES TO BE         AMOUNT TO BE           PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
         REGISTERED               REGISTERED           OFFERING PRICE PER        AGGREGATE OFFERING       REGISTRATION
                                                             SHARE                     PRICE                  FEE (3)
-------------------------------------------------------------------------------------------------------------------------
 Common stock, par value
 $0.01 per share(1)          1,891,682 shares (2)        Not applicable.              $6,129,050             $1,465
=========================================================================================================================

(1) Includes preferred stock purchase rights associated with the Common Stock. Since no separate consideration is payable for such rights, the registration fee for such securities is included in the fee for the Common Stock.
(2) Represents the number of shares of Common Stock of the Registrant that may be sold by selling shareholders of the Registrant.
(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the product of
     (i) $3.24, the average of the high and low prices per share of Registrant's Common Stock on December 13, 2001 as reported on the New York Stock Exchange and (ii) 1,891,682 shares of Registrant's Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT THAT CONTAINS THIS PROSPECTUS AND THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THOSE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------


                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 2001

                                   PROSPECTUS



                                 [MERIDIAN LOGO]





                                1,891,682 SHARES

                     COMMON STOCK, PAR VALUE $.01 PER SHARE


         This prospectus relates to offering of up to 1,891,682 shares of our common stock, par value $.01 per share.

         The selling shareholders named on page 10 of this prospectus hold the shares of common stock offered hereunder.

         We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We have agreed to bear all expenses, including registration and filing fees and printing expenses (other than selling discounts, commissions and transfer taxes) in connection with the registration and sale of the shares being offered by the selling shareholders. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Our common stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "TMR". Any common stock sold pursuant to a prospectus supplement will be listed on that exchange, subject to official notice of issuance. On December 13, 2001 the last reported sales price for our common stock was $3.20 per share.

         YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND UNDER THE SAME HEADING IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN THE COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE DISTRIBUTED UNDER THIS PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THE COMMON STOCK TO BE REGISTERED HEREUNDER UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


___________, 2001

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS............................................................................................1

ABOUT THE MERIDIAN RESOURCE CORPORATION..........................................................................1

RECENT DEVELOPMENTS..............................................................................................1

FORWARD-LOOKING STATEMENTS.......................................................................................1

RISK FACTORS.....................................................................................................3

USE OF PROCEEDS..................................................................................................8

SELLING SHAREHOLDERS.............................................................................................8

PLAN OF DISTRIBUTION............................................................................................10

LEGAL MATTERS...................................................................................................12

EXPERTS.........................................................................................................12

RESERVE ENGINEERS...............................................................................................12

WHERE YOU CAN FIND MORE INFORMATION.............................................................................13

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................13

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, the selling shareholders may, from time to time, offer shares of our common stock that are owned by them. Each time the selling shareholders offer common stock under this prospectus, they will provide a prospectus supplement, if required, that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described in "Where You Can Find More Information" on page 13.

         The selling shareholders may offer the common stock in amounts, at prices, and on terms determined at the time of offering. The selling shareholders may sell the common stock directly to you or through underwriters they select. If the selling shareholders use underwriters to sell the common stock, we will name them and describe their compensation in a prospectus supplement.


                     ABOUT THE MERIDIAN RESOURCE CORPORATION

         We are an independent oil and natural gas exploration and production company with operations focused on onshore regions in south Louisiana and the Texas Gulf Coast as well as offshore regions in the Gulf of Mexico. We use both 3-D seismic and computer-aided exploration (CAEX) technology to explore and develop our oil and natural gas properties.

         As of December 31, 2000, our reserves totaled approximately 306 Bcfe, representing a decrease of 16% from year-end 1999. These reserves have an average life of six years and consist of approximately 56% natural gas reserves with 72% of those being proved developed and 28% being proved undeveloped. The present value of future net cash flows before income taxes for these reserves is $1,339 million (based on prices of $26.20 per Bbl of oil and $10.20 per Mcf of natural gas). In addition to the proved reserves, we hold rights and licenses to over 4,200 square miles of 3-D seismic data as well as access to over 156,000 miles of 2-D seismic data. Our average net production during 2000 and the first nine months of this year was 141 Mmcfe per day and 109 Mmcfe per day, respectively.

         We believe we are among the leaders in the use of 3-D seismic technology by independent oil and natural gas companies. We also believe we have a competitive advantage in the areas where we operate because of both our large inventory of 2-D and 3-D seismic data and our expertise with and disciplined application of 3-D seismic technology.

         Our principal executive offices are located at 1401 Enclave Parkway, Suite 300, Houston, Texas, and our telephone number is (281) 597-7000.

                              RECENT DEVELOPMENTS

         On December 5, 2001, we amended our Subordinated Credit Agreement with Fortis Capital Corp. that we originally entered into on January 5, 2001. Under the original agreement, the maturity date of the $25 million outstanding principal balance was December 31, 2001. Under the amended agreement, Fortis made certain increases to the interest rate on the debt and extended the maturity date so that $5 million of the principal is due September 1, 2002, an additional $5 million is due December 1, 2002 and the remaining $15 million is due December 31, 2002. In connection with the amendment of the Fortis agreement, we amended our revolving credit facility. Under the amendment to our revolving credit facility, our lenders agreed to maintain our borrowing base at $190 million until the March 2002 borrowing base redetermination, which will be based on the December 31, 2001 reserve report and will be subject to the approval of our lenders. If our lenders do not unanimously agree upon the borrowing base amount as calculated under the March 2002 redetermination, the borrowing base will be automatically redetermined to equal $180 million until a new borrowing base has been agreed upon by all of the lenders.

                           FORWARD-LOOKING STATEMENTS

         We believe that some statements contained in this prospectus or in the documents incorporated by reference into this prospectus relate to results or developments that we anticipate will or may occur in the future and are not statements of historical fact. Those statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Words such as "anticipate", "believe", "could", "estimate", "expect",

"intend", "may", "plan", "predict", "project", "will" and similar expressions identify forward-looking statements. Examples of forward looking statements include statements about the following:

         o  our future operating results,

         o  our repayment of debt,

         o  our future capital expenditures,

         o  our expansion and growth of operations, and

         o our future investments in and acquisitions of oil and natural gas properties.

         We have based these forward-looking statements on assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, and expected future developments. However, you should be aware that these forward-looking statements are only our predictions and we cannot guarantee any such outcomes. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

         o  general economic and business conditions,

         o  exposure to market risks in our financial instruments,

         o  fluctuations in worldwide prices and demand for oil and natural gas,

         o the direct or indirect effects on our business resulting from recent terrorist incidents,

         o fluctuations in the levels of our oil and natural gas exploration and development activities,

         o risks associated with oil and natural gas exploration and development activities,

         o competition for raw materials and customers in the oil and natural gas industry,

         o technological changes and developments in the oil and natural gas industry,

         o  regulatory uncertainties and potential environmental liabilities,

         o potential for and uncertainty of the outcome of pending or threatened litigation, and

         o  additional matters discussed under "Risk Factors".

                                  RISK FACTORS

         In addition to the information contained in this prospectus, in any prospectus supplements, and in the documents incorporated by reference into this prospectus, you should carefully consider the following information before making an investment decision. If any of the following risks actually occur, our financial condition and our results of operations could be materially and adversely affected. Additional risks and uncertainties not presently known to us may also impair our business operations.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results may differ from those anticipated in these forward-looking statements as a result of both the risks described below and factors described elsewhere in this prospectus. You should read the section above entitled "Forward-Looking Statements" for further discussion of these matters.

THE OIL AND NATURAL GAS MARKET IS VOLATILE AND EXPOSES US TO FINANCIAL RISKS.

         Our profitability and cash flow are highly dependent on the market prices of oil and natural gas. Historically, the oil and natural gas markets have proven cyclical and volatile as a result of factors that are beyond our control. These factors include taxes, consumer product demand, the weather, the price and availability of alternative fuels, the level of imports and exports of oil and natural gas, worldwide economic, political, and regulatory conditions, and action taken by the Organization of Petroleum Exporting Countries.

         Any significant decline in oil and natural gas prices or any other unfavorable market conditions could have a material adverse affect on our financial condition and on the carrying value of our proved reserves. Consequently, we may not be able to generate sufficient cash flows from operations to meet our obligations and to make planned capital expenditures. Price declines may also affect the measure of discounted future net cash flows of our reserves, a result that could adversely impact the borrowing base under our credit facility and may increase the likelihood that we will incur additional impairment charges on our oil and natural gas properties for financial accounting purposes.

OUR HEDGING TRANSACTIONS MAY NOT ADEQUATELY PREVENT LOSSES.

         We cannot predict future oil and natural gas prices with certainty. To manage our exposure to the risks inherent in such a volatile market, from time to time we have entered into commodities futures, swap or option contracts to hedge a portion of our oil and natural gas production against market price changes. Hedging transactions are intended to limit the negative effect of further price declines, but may also prevent us from realizing the benefits of price increases above the levels reflected in the hedges.

OUR RESERVE ESTIMATES AND FUTURE NET CASH FLOWS ARE UNCERTAIN.

         Our estimates of the quantities of proved reserves and our projections of both future production rates and the timing of development expenditures are uncertain. You should not construe these reserve estimates as the current market value of our oil and natural gas reserves. Any downward revisions of these estimates could adversely affect our financial condition and our borrowing base under the credit facility.

         We are unaware of any technique that gives exact measurements of the underground accumulations of oil and natural gas. Instead, those accumulations must be estimated by our reserve engineers from T.J. Smith & Company, Inc. The accuracy of those reserve estimates depends in large part on the quality of available data and on the engineering and geological interpretation of our engineers. Our engineers may calculate estimates that vary widely from estimates calculated by another team of independent engineers. Our engineers may even make material changes to reserve estimates based on the results of actual drilling, testing, and production. Consequently, our reserve estimates often differ from the quantities of oil and natural gas we ultimately recover.

         We also make certain assumptions regarding future oil and natural gas prices, production levels, and operating and development costs that may prove incorrect when judged against our actual experience. Any significant variance from these assumptions could greatly affect our estimates of reserves and of future net cash flows.

WE DEPEND ON KEY PERSONNEL TO EXECUTE OUR BUSINESS PLANS.

         The loss of any key executives or any other key personnel could have a material adverse affect on our operations. We depend on the efforts and skills of our key executives, including Joseph A. Reeves, Jr., Chairman of the Board and Chief Executive Officer, and Michael J. Mayell, President and Chief Operating Officer. Moreover, as we continue to grow our asset base and the scope of our operations, our future profitability will depend on our ability to attract and retain qualified personnel.

WE COMPETE AGAINST SIGNIFICANT PLAYERS IN THE OIL AND NATURAL GAS INDUSTRY.

         The oil and natural gas industry is highly competitive. Our ability to acquire additional properties and to discover additional reserves depends on our ability to consummate transactions in this highly competitive environment. We compete with major oil companies, other independent oil and natural gas companies, and individual producers and operators. Many of these competitors have access to greater financial and personnel resources than those to which we have access. Moreover, the oil and natural gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing oversupply or depressed prices could greatly affect our revenues.

THE OIL AND NATURAL GAS MARKET IS HEAVILY REGULATED.

         We are subject to various federal, state and local laws and regulations. These laws and regulations govern safety, exploration, development, taxation and environmental matters that are related to the oil and natural gas industry. To conserve oil and natural gas supplies, regulatory agencies may impose price controls and may limit our production. Certain laws and regulations require drilling permits, govern the spacing of wells and the prevention of waste, and limit the total number of wells drilled or the total allowable production from successful wells. Other laws and regulations govern the handling, storage, transportation and disposal of oil and natural gas and any byproducts produced in oil and natural gas operations. These laws and regulations could adversely impact our operations and our revenues.

         Laws and regulations that affect us may change from time to time in response to economic or political conditions. Thus, we must also consider the impact of future laws and regulations that may be passed in the jurisdictions where we operate. We anticipate that future laws and regulations related to the oil and natural gas industry will become increasingly stringent and cause us to incur substantial compliance costs.

THE NATURE OF OUR OPERATIONS EXPOSES US TO ENVIRONMENTAL LIABILITIES.

         Our operations create the risk of environmental liabilities. We may incur liability to governments or to third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water. We could potentially discharge oil or natural gas into the environment in any of the following ways:

         o  from a well or drilling equipment at a drill site,

         o from a leak in storage tanks, pipelines or other gathering and transportation facilities,

         o from damage to oil or natural gas wells resulting from accidents during normal operations, or

         o  from blowouts, cratering or explosions.

         Environmental discharges may move through the soil to water supplies or to adjoining properties, giving rise to additional liabilities. Some laws and regulations could impose liability for failure to obtain the proper permits for, to control the use of, or to notify the proper authorities of a hazardous discharge. Such liability could have a material adverse effect on our financial condition and our results of operations and could possibly cause our operations to be suspended.

         We may also be liable for any environmental hazards created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. Such liability would affect the costs of our acquisition of those properties. In connection with any of these environmental violations, we may also be charged with remedial costs. Pollution and similar environmental risks generally are not fully insurable.

         Although we do not believe that our environmental risks are materially different from those of comparable companies in the oil and natural gas industry, we cannot assure you that environmental laws will not result in decreased production, substantially increased costs of operations or other adverse effects to our combined operations and financial condition.

WE REQUIRE SUBSTANTIAL CAPITAL REQUIREMENTS TO FINANCE OUR OPERATIONS.

         We have substantial anticipated capital requirements. Our ongoing capital requirements consist primarily of the need to fund our 2001 and 2002 capital and exploration budget and the acquisition, development, exploration, production and abandonment of oil and natural gas reserves.

         We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

         o  asset sales,

         o  available cash and cash investments,

         o  cash provided by operating activities,

         o  capital raised through debt and equity offerings and

         o  funds received under our bank line of credit.

         Although we believe the funds provided by these sources will be sufficient to meet our 2001 and 2002 cash requirements, the uncertainties and risks associated with future performance and revenues will ultimately determine our liquidity and our ability to meet anticipated capital requirements. If declining prices cause our revenues to decrease, we may be limited in our ability to replace our reserves, to maintain current production levels and to undertake or complete future drilling programs. As a result, our production and revenues would continue to decrease over time and may not be sufficient to satisfy our projected capital expenditures. We cannot assure you that we will be able to obtain additional debt or equity financing in such a circumstance.

OUR OPERATIONS ENTAIL INHERENT CASUALTY RISKS FOR WHICH WE MAY HAVE INADEQUATE INSURANCE.

         We must continually acquire, explore and develop new oil and natural gas reserves to replace those produced and sold. Our hydrocarbon reserves and our revenues will decline if we are not successful in our drilling, acquisition or exploration activities. Although we have historically maintained our reserve base primarily through successful exploration and development operations, we cannot assure you that future efforts will be similarly successful. Casualty risks and other operating risks could cause reserves and revenues to decline.

         Our onshore and offshore operations are subject to inherent casualty risks such as fires, blowouts, cratering and explosions. Other risks include pollution, the uncontrollable flows of oil, natural gas, brine or well fluids, and the hazards of marine and helicopter operations such as capsizing, collision and adverse weather and sea conditions. These risks may result in injury or loss of life, suspension of operations, environmental damage or property and equipment damage, all of which would cause us to experience substantial financial losses.

         Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. Our offshore properties involve higher exploration and drilling risks such as the cost of constructing exploration and production platforms and pipeline interconnections as well as weather delays and other risks. Although we carry insurance that we believe is in accordance with customary industry practices, we are not fully insured against all casualty risks incident to our business. We do not carry business interruption insurance. Should an event occur against which we are not insured, that event could have a material adverse effect on our financial position and our results from operations.

OUR OPERATIONS ALSO ENTAIL SIGNIFICANT OPERATING RISKS.

         Our drilling activities involve risks, such as drilling non-productive wells or dry holes, which are beyond our control. Often, the cost of drilling and operating wells and of installing production facilities and pipelines is uncertain. Cost overruns are common risks that often make a project uneconomical. The decision to purchase and to exploit a prospect property depends on the evaluations made by our reserve engineers, the results of which are often inconclusive or subject to multiple interpretations. We may also decide to reduce or cease our drilling operations due to title problems, weather conditions, noncompliance with governmental requirements or shortages and delays in the delivery or availability of equipment or fabrication yards.

         Another risk of our operations is the proper marketing of our oil and natural gas production. Effective marketing depends on factors such as the existing market supply and demand for oil and natural gas and the limitations imposed by governmental regulations. The proximity of our reserves to pipelines and the available capacity of such pipelines and other transportation, processing and refining facilities also affect our marketing efforts. Even if we discover hydrocarbons in commercial quantities, a substantial period of time may elapse before we begin commercial production. If pipeline facilities in an area are insufficient, we may have to wait for the construction or expansion of pipeline capacity before we can market production from that area. Another risk lies in our ability to negotiate commercially satisfactory arrangements with the owners and operators of production platforms in close proximity to our wells. Also, natural gas wells may be shut in for lack of market demand or because of the inadequate capacity or unavailability of natural gas pipelines or gathering systems.

TERRORIST ATTACKS AND THREATS OR ACTUAL WAR MAY NEGATIVELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Recent terrorist attacks in the United States, as well as events occurring in response to or in connection with them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers, may adversely impact our operations. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for our natural gas and crude oil production. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any or a combination of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE INCURRED A HIGH LEVEL OF DEBT.

         If we are unable to generate sufficient cash flows from operations in the future to service our debt, we may need to refinance all or a portion of our existing debt or to obtain additional financing. We cannot assure you that any such refinancing or additional financing would be possible. Our ability to meet our debt service obligations and to reduce our total indebtedness will depend on our future performance and our ability to maintain or increase cash flows from our operations. These outcomes are subject to general economic conditions and to financial, business and other factors affecting our operations, many of which we do not control, including the prevailing market prices for oil and natural gas. We cannot assure you that our business will continue to generate cash flows at or above current levels.

OUR LENDERS IMPOSE RESTRICTIONS ON US THAT LIMIT OUR ABILITY TO CONDUCT
BUSINESS.

         Our credit facility contains restrictive covenants with which we must comply or we risk being found in default of that debt instrument. If we default, the holders of the debt instrument could accelerate the payment of all borrowed funds, together with accrued and unpaid interest. We cannot assure you that we would be able to remit such an accelerated payment or to access sufficient funds from alternative sources to remit any such payment. Even if we could obtain additional financing, we cannot assure you that the terms of that financing would be favorable or acceptable to us.

         The restrictive covenants impose significant operating and financial restraints that could impair our ability to obtain future financing, to make capital expenditures, to pay dividends, to engage in mergers or acquisitions, to withstand future downturns in our business or in the general economy or to otherwise conduct necessary corporate activities. Furthermore, we have pledged all of our offshore oil and natural gas properties and the stock of all of our principal operating subsidiaries as collateral for the indebtedness under our credit facility. If we are in material default of our obligations under that credit facility, the lenders are entitled to liens on additional oil and natural gas properties. This pledge of collateral to our credit facility lenders could impair our ability to obtain additional financing on favorable terms.

WE ARE DEPENDENT ON OTHER OPERATORS WHO INFLUENCE OUR PRODUCTIVITY.

         Even on properties we do not operate, we try to maintain significant influence over the nature and timing of exploration and development activities to the extent possible. However, we have limited influence over operations on some of our oil and natural gas properties, including limited control over the maintenance of both safety and environmental standards. The operators of those properties may:

         o refuse to initiate exploration or development projects (in which case we may propose desired exploration or development activities),

         o refuse to provide us with funding for any of the projects the operators have refused to initiate,

         o initiate exploration or development projects on a slower schedule than we prefer, or

         o drill more wells or build more facilities on a project than we can adequately finance, which may limit our participation in those projects or limit our percentage of the revenues from those projects.

The occurrence of any of the foregoing events could have a material adverse effect on our anticipated exploration and development activities.

OUR WORKING INTEREST OWNERS FACE CASH FLOW AND LIQUIDITY CONCERNS.

         If oil and natural gas prices decline, many of our working interest owners may experience liquidity and cash flow problems. These problems may lead to their attempting to delay the pace of drilling or project development in order to conserve cash. Any such delay may be detrimental to our projects. In most cases, we can influence the pace of development by enforcing our joint operating agreements. Some working interest owners, however, may be unwilling or unable to pay their share of the project costs as they become due. A working interest owner may declare bankruptcy and refuse or be unable to pay its share of the project costs and we would be obligated to pay that working interest owner's share of the project costs.

OUR INABILITY TO ACQUIRE OR INTEGRATE ACQUIRED COMPANIES MAY INHIBIT OUR GROWTH.

         Our business strategy calls for us to make acquisitions of businesses that complement or expand our current business. We cannot assure you that we will be able to identify attractive acquisition opportunities. Even if we do identify attractive opportunities, we cannot assure you that we will be able to complete the acquisition or to do so on commercially acceptable terms. If we do complete an acquisition, we must anticipate difficulties in integrating its operations, systems, technology, management and other personnel with our own. These difficulties may disrupt our ongoing operations, distract our management and employees and increase our expenses. Even if we are able to overcome such difficulties, we cannot assure you that we will realize the anticipated benefits of any acquisition. Furthermore, we may incur additional debt or issue additional equity securities to finance any future acquisitions. Any issuance of additional securities may dilute the value of shares currently outstanding.

ADDITIONAL RISK FACTORS

         Please see the prospectus supplement, if any, and our filings with the Securities and Exchange Commission incorporated herein for additional risk factors that may be applicable to our common stock or to us in the future.

                                 USE OF PROCEEDS

         All sales of the common stock under this prospectus will be by or for the account of the selling shareholders listed in the following section. We will not receive any proceeds from the sale of the common stock by any of the selling shareholders.

                              SELLING SHAREHOLDERS

         We have filed a registration statement on Form S-3 with the SEC, of which this prospectus forms a part, pursuant to registration rights we granted to the selling shareholders upon the issuance of their respective shares.

         All of the shares of common stock offered under this prospectus are being offered and sold by the selling shareholders listed in the table below. The selling shareholders may offer pursuant to this prospectus only those shares of common stock listed below under the column "Number of Shares Being Offered". The shares of common stock reflected below in the column entitled "Number of Shares Being Offered" are restricted securities within the meaning of Rule 144 of the Securities Act because they will be issued in private placement transactions exempt from the registration requirements of the Securities Act.

         The shares of common stock reflected below in the column entitled "Number of Shares Being Offered" will be issued to the selling shareholders in connection with the selling shareholders' voluntary termination of their interests in our Management Well Bonus Plan and our Geoscientist Well Bonus Plan (the "Plans"). Under the Plans, we awarded to certain employees rights to receive payments based on the net profits from certain designated wells, which rights continued so long as we owned interests in such wells and such wells generated net profits. In February 2001, we discontinued making additional grants under the Plans and offered Plan participants shares of common stock and registration rights in exchange for relinquishment of the right to receive future net profits from the designated wells. The determination of the number of shares issued to participants in the Plans was based on a number of factors, including but not limited to our assessment of the oil and natural gas reserves remaining in the designated wells in the applicable bonus pools, our assessment of future commodity prices and demand for energy products, the state of the world economy and recent trading prices of our common stock. We are filing this registration statement to satisfy our obligation to register the shares to be issued to those participants in the Plans terminating their right to receive payments under the Plans.

         No offer or sale under this prospectus may be made by a holder of the shares of common stock, unless that holder is listed in the table below.

         The selling shareholders may offer and sell, from time to time, any or all of their shares of common stock listed below by using this prospectus. Because the selling shareholders may offer all or only some portion of the shares of common stock listed in the table, we cannot estimate the amount or percentage of these shares of common stock that will be held by the selling shareholders upon termination of the offering.

         The information in the table reflects information as of November 30, 2001 with respect to the selling shareholders. Except as disclosed in the footnotes to the table, no selling shareholder has held any position, office or other material relationship with us or our affiliates during the past three years.

         We prepared the table based on the information supplied to us by the selling shareholders named in the table.

---------------------------------------------------------------------------------------------------------------------

                                             NUMBER OF SHARES OF                               NUMBER OF SHARES OF
                                                 COMMON STOCK               NUMBER OF              COMMON STOCK
                                              BENEFICIALLY OWNED           SHARES BEING         BENEFICIALLY OWNED
                 NAME                       PRIOR TO THE OFFERING(1)         OFFERED           AFTER THE OFFERING(2)
                 ----                       ------------------------         -------           ---------------------
---------------------------------------------------------------------------------------------------------------------
Richard A. Armin (3)                                 143,507                  125,129                   18,378
---------------------------------------------------------------------------------------------------------------------
Thomas L. Botts (4)                                   84,631                   84,531                      100
---------------------------------------------------------------------------------------------------------------------
Arthur V. Brewster (3)                               105,315                   98,095                    7,220
---------------------------------------------------------------------------------------------------------------------
Stephen Buckert (4)                                   98,621                   72,068                   26,553
---------------------------------------------------------------------------------------------------------------------
William R. Dean (4)                                  137,044                  118,358                   18,686
---------------------------------------------------------------------------------------------------------------------
John L. Garber (4)                                   158,821                  108,421                   50,400
---------------------------------------------------------------------------------------------------------------------
Michael A. Garner (4)                                153,507                  125,129                   28,378
---------------------------------------------------------------------------------------------------------------------
P. Richard Gessinger (5)                             278,047                  270,244                    7,803
---------------------------------------------------------------------------------------------------------------------
James M. Hancock (4)                                  84,453                   74,248                   10,205
---------------------------------------------------------------------------------------------------------------------
Mark H. Hartman (4)                                  153,887                  138,887                   15,000
---------------------------------------------------------------------------------------------------------------------
Ronald T. Ivy (4)                                    168,847                  143,847                   25,000
---------------------------------------------------------------------------------------------------------------------
Kevin McMichael (4)                                  110,925                  110,825                      100
---------------------------------------------------------------------------------------------------------------------
Bryan J. McMicken (3)                                120,158                  118,358                    1,800
---------------------------------------------------------------------------------------------------------------------
Clifton R. Naylor (4)                                151,804                  125,129                   26,675
---------------------------------------------------------------------------------------------------------------------
Charles E. Plant (4)                                  92,151                   92,151                      -0-
---------------------------------------------------------------------------------------------------------------------
Daniel L. Smith (4)                                  136,777                   86,262                   50,515
---------------------------------------------------------------------------------------------------------------------
Total                                              2,178,495                1,891,682                  286,813
---------------------------------------------------------------------------------------------------------------------


         (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

         (2) Assuming all shares issued in connection with the termination of the Plans are sold in this offering.

         (3)  Current employee of Meridian.

         (4)  Former employee of Meridian.

         (5) Former Executive Vice President and Chief Financial Officer of Meridian; resigned May 2001.

                              PLAN OF DISTRIBUTION

         To our knowledge, no selling shareholder has entered into any agreement, arrangement or understanding with any particular broker, dealer, market maker or underwriter with respect to the shares of common stock offered hereby, nor do we know the identity of the brokers, dealers. market makers or underwriters that will participate in the sale of the shares. As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus.

         Who may sell, how much and applicable restrictions. The selling shareholders may from time to time offer the shares of common stock listed in the preceding section through brokers, dealers or other agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling shareholders may arrange for other broker-dealers to participate. The selling shareholders and any such brokers, dealers or other agents who participate in the distribution of the shares of common stock may be deemed to be underwriters, and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         Manner of sales and applicable restrictions. The selling shareholders will act independently of Meridian in making decisions with respect to the timing, manner and size of each sale. These sales may be made over the New York Stock Exchange or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

         o a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o an over-the-counter distribution in accordance with the Nasdaq rules;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o  privately negotiated transactions.

         A selling shareholder may decide not to sell any shares. We cannot assure you that any selling shareholder will use this prospectus to sell any or all of the shares. Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling shareholder may transfer, devise or gift the shares by other means not described in this prospectus.

         Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         Rules 101 and 102 of Regulation M under the Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         Hedging and other transactions with broker-dealers. In connection with distributions of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares of common stock registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares of common stock short and redeliver the shares of common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of common stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. Selling shareholders may also loan or pledge the shares of common stock registered hereunder to a broker-dealer and the broker-dealer may sell the shares of common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares of common stock pursuant to this prospectus.

         Expenses associated with registration. We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. Each of the selling shareholders will bear its pro rata share of all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling shareholder.

         Indemnification. We have agreed to indemnify each of the selling shareholders against specified liabilities in connection with the offering of the shares of common stock, including liabilities arising under the Securities Act.

         Prospectus updates and suspension of this offering. At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. A prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. Under the terms of the agreement giving rise to the selling shareholders being permitted to include their shares in this prospectus, at any time when we reasonably believe that the offering, sale or distribution of shares under this prospectus would adversely affect a pending or proposed public offering of our securities, an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to us or negotiations, discussions or pending proposals with respect thereto or would require premature disclosure, to our potential detriment, of information not otherwise required to be disclosed, we may suspend the period of sale or distribution of the shares offered under this prospectus.

                                  LEGAL MATTERS

         Unless otherwise specified in a prospectus supplement relating to the common stock, certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas and for the underwriters, if any, by counsel to be named in the appropriate prospectus supplement.

                                     EXPERTS

         The consolidated financial statements of The Meridian Resource Corporation, appearing in The Meridian Resource Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                RESERVE ENGINEERS

         We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 1998, 1999 and 2000, included in Meridian's Annual Report on Form 10-K for the year ended December 31, 2000, from the reserve report of T.J. Smith & Company, Inc., independent petroleum engineers. We have incorporated all of that information by reference herein on the authority of T.J. Smith & Company, Inc. as experts in such matters.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission pursuant to the Exchange Act. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public at the Securities and Exchange Commission's web site on the Internet at http://www.sec.gov. You can also inspect and copy such reports, proxy statements, and other information regarding us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede this information.

         We incorporate by reference the following documents and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is complete:

         o Meridian's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         o Meridian's Quarterly Reports on Form 10-Q for the three months ended March 31, 2001, for the three months ended June 30, 2001, and for the three months ended September 30, 2001;

         o  Meridian's Current Report on Form 8-K dated January 29, 2001; and

         o The description of common stock contained in Meridian's Registration Statement on Form 8-A, as filed with the Commission on March 19, 1997, including any amendment or report filed for the purpose of updating such description.

         Upon oral or written request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Send your requests to James H. Shonsey, Vice President - Finance and Capital Markets, The Meridian Resource Corporation, 1401 Enclave Parkway, Suite 300, Houston, Texas 77077, telephone number: 281-597-7000.

               PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the distribution of the common stock covered by this registration statement. We will bear all of the expenses except as otherwise indicated.

                  Registration fee under the Securities Act               $1,465

                  Legal fees and expenses*                                 8,000

                  Accounting fees and expenses*                            2,500

                  Miscellaneous*                                           3,035

                           Total                                         $15,000

          * Estimated solely for the purpose of this Item. Actual expenses may be more or less.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Texas law and our articles of incorporation and bylaws include provisions designed to limit the liability of our officers and directors and, in certain circumstances, to indemnify our officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as our officers and directors.

         Indemnification. Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by him in connection with or in defending any of the following:

         o a threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, or investigative,

         o  an appeal in such an action, suit, or proceeding, or

         o an inquiry or investigation that could lead to such an action, suit, or proceeding in which he is a party or to which he is subject by reason of his position.

         With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as he conducted himself in good faith and reasonably believed that such conduct was in the best interest of the corporation. In cases not concerning conduct in his official capacity as a director or officer, a director or officer may be indemnified so long as he conducted himself in good faith and he reasonably believed that his conduct was not opposed to the best interests of the corporation. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. Indemnification is mandatory if a director or officer is wholly successful on the merits or otherwise in defense of any proceeding. Article Nine of Meridian's Articles of Incorporation and Article XII of Meridian's bylaws require the indemnification of officers and directors to the fullest extent permitted by the Texas Business Corporation Act.

         The bylaws also allow Meridian to maintain insurance coverage that indemnifies any officer or director against liabilities asserted against him in such capacity.

         Exculpation Of Monetary Liability. Effective as of August 28, 1989,
Article 7.06.B of the Texas Miscellaneous Corporation Laws Act was amended to allow a corporation to include provisions in its articles of incorporation that relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, its shareholders or its members, except under certain circumstances, including:

         o a breach of the director's duty of loyalty to the corporation, its shareholders or its members,

         o an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law,

         o a transaction from which the director derived an improper benefit, or

         o an act or omission for which the director's liability is expressly provided for by statute.

         Article Ten of Meridian's Articles of Incorporation provides that our directors are not liable to us or to our shareholders for monetary damages for an act or omission in their capacity as director, subject to the above restrictions. These limitations on a director's liability may not affect claims arising under the federal securities laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

         4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Meridian's Registration Statement on Form S-1, as amended (Reg. No. 33-65504)).

         *4.2 Common Stock Purchase Warrant of Meridian dated October 16, 1990, issued to Joseph A. Reeves, Jr. (incorporated by reference to Exhibit 10.8 of Meridian's Annual Report on Form 10-K for the year ended December 31, 1991, as amended by Meridian's Form 8 filed March 4, 1993).

         *4.3 Common Stock Purchase Warrant of Meridian dated October 16, 1990, issued to Michael J. Mayell (incorporated by reference to Exhibit 10.9 of Meridian's Annual Report on Form 10-K for the year ended December 31, 1991, as amended by Meridian's Form 8 filed March 4, 1993).

         *4.4 Registration Rights Agreement dated October 16, 1990, among Meridian, Joseph A. Reeves, Jr. and Michael J. Mayell (incorporated by reference to Exhibit 10.7 of Meridian's Registration Statement on Form S-4, as amended (Reg. No. 33-37488)).

         *4.5 Warrant Agreement dated June 7, 1994, between Meridian and Joseph A. Reeves, Jr. (incorporated by reference to Exhibit 4.1 of Meridian's Quarterly Report on Form 10-Q for the quarter ended June 30,
                           1994).

         *4.6 Warrant Agreement dated June 7, 1994, between Meridian and Michael J. Mayell (incorporated by reference to Exhibit 4.1 of Meridian's Quarterly Report on Form 10-Q for the quarter ended June 30,
                           1994).

         4.7 Amended and Restated Credit Agreement dated May 22, 1998, among Meridian, the several banks and financial institutions and other entities from time to time parties thereto (the "Lenders"), The Chase Manhattan Bank, as administrative agent for the Lenders, Bankers Trust Company, as syndication agent, Chase Securities Inc., as advisor to Meridian, Chase

                           Securities Inc., B.T. Alex. Brown Incorporated, Toronto Dominion (Texas), Inc. and Credit Lyonnais New York Branch as co-arrangers, and Toronto Dominion (Texas), Inc. and Credit Lyonnais New York Branch, as co-documentation agents (incorporated by reference from Meridian's current report on Form 8-K dated June 30, 1998).

         4.8 Second Amended and Restated Guarantee dated June 30, 1998, between the Guarantors signatory thereto and The Chase Manhattan Bank, as Administrative Agent for the Lenders (incorporated by reference from Meridian's current report on Form 8-K dated June 30,
                           1998).

         4.9 Amended and Restated Pledge Agreement, dated May 22, 1998, between Meridian and The Chase Manhattan Bank, as Administrative Agent (incorporated by reference from Meridian's current report on Form 8-K dated June 30, 1998).

         4.10 First Amendment to Amended and Restated Pledge Agreement dated June 30, 1998 (incorporated by reference from Meridian's current report on Form 8-K dated June 30, 1998).

         4.11 Amendment No. 2 dated November 13, 1998 to Amended and Restated Credit Agreement dated May 22, 1998, by and among Meridian, The Chase Manhattan Bank as administrative agent, and the various lenders party thereto (incorporated by reference from Meridian's Quarterly Report on Form 10-Q for the three months ended September 30, 1998).

         *4.12 The Meridian Resource Corporation Directors' Stock Option Plan (incorporated by reference to Exhibit
                           10.5 of Meridian's Annual Report on Form 10-K for the year ended December 31, 1991, as amended by Meridian's Form 8 filed March 4, 1993).

         4.13 Rights Agreement, dated as of May 5, 1999, between Meridian and American Stock Transfer & Trust Co., as Rights Agent (incorporated by reference from Meridian's Current Report on Form 8-K dated May 5,
                           1999).

         4.14 Amendment No. 1, dated as of January 29, 2001, to Rights Agreement, dated as of May 5, 1999, between Meridian and American Stock Transfer & Trust Co., as Rights Agent (incorporated by reference from Meridian's Current Report on Form 8-K dated January 29, 2001).

         4.15 Termination Agreement, dated January 29, 2001, by and between Meridian and Shell Louisiana Onshore Properties Inc. (incorporated by reference from Meridian's Current Report on Form 8-K dated January 29, 2001).

         4.16 Registration Rights Agreement dated January 29, 2001, by and between Meridian and Shell Louisiana Onshore Properties Inc. (incorporated by reference from Meridian's Current Report on Form 8-K dated January 29, 2001).

         **4.17 First Amendment to Subordinated Credit Agreement, dated December 5, 2001, between Meridian and Fortis Capital Corp.

         **4.18 Ninth Amendment to Amended and Restated Credit Agreement, dated as of November 28, 2001, among Meridian, JP Morgan Chase Bank as administrative agent, and the various lenders party thereto.

         **5.1             Opinion of Fulbright & Jaworski L.L.P.

         **23.1            Consent of Ernst & Young LLP.

         **23.2            Consent of T. J. Smith & Company, Inc.

         **24.1            Power of attorney (contained on page II-6 hereto).


         *                 Management contract or compensation plan.

         **                Filed herewith.

ITEM 17. UNDERTAKINGS

         We hereby undertake:

         To file, during any period in which the offer or sale is being made, a post-effective amendment to this registration statement:

         o to include any prospectus required by Section 10(a)(3) of the Securities Act,

         o to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities being offered (if the total dollar value of securities being offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

         o to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or in any material change to such information in the registration statement; provided, however, that the undertakings set forth in the previous two clauses do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports that we filed with or furnished to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         That, for purposes of determining any liability under the Securities Act, each of our filings pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Meridian has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Meridian of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on December 14, 2001.

                                       THE MERIDIAN RESOURCE CORPORATION



                                       By:  /s/ JOSEPH A. REEVES, JR.,
                                          --------------------------------------
                                            Joseph A. Reeves, Jr.,
                                            Chairman of the Board and
                                            Chief Executive Officer



                                POWER OF ATTORNEY

         Each individual whose signature appears below constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement and all exhibits thereto and all documents in connection therewith with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities on December 14, 2001.



/s/ JOSEPH A. REEVES, JR.
--------------------------------------         Chairman of the Board and
Joseph A. Reeves, Jr.                          Chief Executive Officer,
                                               Director
                                               (principal executive officer)



/s/ MICHAEL J. MAYELL
--------------------------------------         President, Director
Michael J. Mayell




/s/ LLOYD V. DELANO
--------------------------------------         Vice President
Lloyd V. DeLano                                (principal accounting officer)

/s/ GARY A. MESSERSMITH                              Director
--------------------------------------------
Gary A. Messersmith



/s/ JOE E. KARES                                     Director
--------------------------------------------
Joe E. Kares



/s/ E. L. HENRY                                      Director
--------------------------------------------
E. L. Henry



/s/ JACK A. PRIZZI                                   Director
--------------------------------------------
Jack A. Prizzi



/s/ JAMES T. BOND                                    Director
--------------------------------------------
James T. Bond

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------

 4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Meridian's Registration Statement on Form S-1, as amended (Reg. No.
                   33-65504)).

 *4.2 Common Stock Purchase Warrant of Meridian dated October 16, 1990, issued to Joseph A. Reeves, Jr. (incorporated by reference to Exhibit 10.8 of Meridian's Annual Report on Form 10-K for the year ended December 31, 1991, as amended by Meridian's Form 8 filed March 4, 1993).

 *4.3 Common Stock Purchase Warrant of Meridian dated October 16, 1990, issued to Michael J. Mayell (incorporated by reference to Exhibit 10.9 of Meridian's Annual Report on Form 10-K for the year ended December 31, 1991, as amended by Meridian's Form 8 filed March 4, 1993).

 *4.4 Registration Rights Agreement dated October 16, 1990, among Meridian, Joseph A. Reeves, Jr. and Michael J. Mayell (incorporated by reference to Exhibit 10.7 of Meridian's Registration Statement on Form S-4, as amended (Reg. No. 33-37488)).

 *4.5 Warrant Agreement dated June 7, 1994, between Meridian and Joseph A. Reeves, Jr. (incorporated by reference to Exhibit 4.1 of Meridian's Quarterly Report on Form 10-Q for the quarter ended June 30,
                   1994).

 *4.6 Warrant Agreement dated June 7, 1994, between Meridian and Michael J. Mayell (incorporated by reference to Exhibit 4.1 of Meridian's Quarterly Report on Form 10-Q for the quarter ended June 30,
                   1994).

 4.7 Amended and Restated Credit Agreement dated May 22, 1998, among Meridian, the several banks and financial institutions and other entities from time to time parties thereto (the "Lenders"), The Chase Manhattan Bank, as administrative agent for the Lenders, Bankers Trust Company, as syndication agent, Chase Securities Inc., as advisor to Meridian, Chase Securities Inc., B.T. Alex. Brown Incorporated, Toronto Dominion (Texas), Inc. and Credit Lyonnais New York Branch as co-arrangers, and Toronto Dominion (Texas), Inc. and Credit Lyonnais New York Branch, as co-documentation agents (incorporated by reference from Meridian's current report on Form 8-K dated June 30, 1998).

 4.8 Second Amended and Restated Guarantee dated June 30, 1998, between the Guarantors signatory thereto and The Chase Manhattan Bank, as Administrative Agent for the Lenders (incorporated by reference from Meridian's current report on Form 8-K dated June 30,
                   1998).

 4.9 Amended and Restated Pledge Agreement, dated May 22, 1998, between Meridian and The Chase Manhattan Bank, as Administrative Agent (incorporated by reference from Meridian's current report on Form 8-K dated June 30, 1998).

 4.10              First Amendment to Amended and Restated Pledge
                   Agreement dated June 30, 1998 (incorporated by reference from Meridian's current report on Form 8-K dated June 30, 1998).

 4.11 Amendment No. 2 dated November 13, 1998 to Amended and Restated Credit Agreement dated May 22, 1998, by and among Meridian, The Chase Manhattan Bank as administrative agent, and the various lenders party thereto (incorporated by reference from Meridian's Quarterly Report on Form 10-Q for the three months ended September 30, 1998).

 *4.12 The Meridian Resource Corporation Directors' Stock Option Plan (incorporated by reference to Exhibit
                   10.5 of Meridian's Annual Report on Form 10-K for the year ended December 31, 1991, as amended by Meridian's Form 8 filed March 4, 1993).

 4.13 Rights Agreement, dated as of May 5, 1999, between Meridian and American Stock Transfer & Trust Co., as Rights Agent (incorporated by reference from Meridian's Current Report on Form 8-K dated May 5,
                   1999).

 4.14 Amendment No. 1, dated as of January 29, 2001, to Rights Agreement, dated as of May 5, 1999, between Meridian and American Stock Transfer & Trust Co., as Rights Agent (incorporated by reference from Meridian's Current Report on Form 8-K dated January 29, 2001).

 4.15 Termination Agreement, dated January 29, 2001, by and between Meridian and Shell Louisiana Onshore
                   Properties Inc. (incorporated by reference from Meridian's Current Report on Form 8-K dated January 29, 2001).

 4.16 Registration Rights Agreement dated January 29, 2001, by and between Meridian and Shell Louisiana Onshore Properties Inc. (incorporated by reference from Meridian's Current Report on Form 8-K dated January 29, 2001).

 **4.17 First Amendment to Subordinated Credit Agreement, dated December 5, 2001, between Meridian and Fortis Capital Corp.

 **4.18 Ninth Amendment to Amended and Restated Credit Agreement, dated as of November 28, 2001, among Meridian, JP Morgan Chase Bank as administrative agent, and the various lenders party thereto.

 **5.1             Opinion of Fulbright & Jaworski L.L.P.

 **23.1            Consent of Ernst & Young LLP.

 **23.2            Consent of T. J. Smith & Company, Inc.

 **24.1            Power of attorney (contained on page II-6 hereto).


 *                 Management contract or compensation plan.

 **                Filed herewith.